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                                                                     Exhibit 4.2

                    FIRST AMENDMENT TO THE TENDER LOVING CARE
                            HEALTH CARE SERVICE, INC.
                             1999 STOCK OPTION PLAN


         In accordance with Section 12 of the Tender Loving Care Health Care Services, Inc 1999 Stock Option Plan (the "Plan"), Section 4 (b) of the Plan is hereby amended to change from 250,000 to 750,000, the aggregate number of options to purchase Common Stock which may be granted to any individual in any fiscal year of the Company.

         Section 4 (b) is restated in its entirety as follows:

             (b) The maximum number of shares which may be subject to options granted under the Plan to any individual in any fiscal year of the Company shall not exceed 750,000. To the extent required by Section 162 (m) of the Code, shares subject to options which are canceled continue to be counted against the maximum number of shares an individual may receive and if, after grant of an option, the price of shares subject to such option is reduced, the transaction is treated as a cancellation of the option and a grant of a new option and both the option deemed to be canceled and the option deemed to be granted are counted against the maximum number of shares an individual may receive.

This amendment shall be effective as of October 20, 1999.


                                        TENDER LOVING CARE HEALTH CARE
                                        SERVICES, INC.


                                        BY: /s/ Dale R. Clift
                                           -------------------------------------
                                           Dale R. Clift, President